Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281986

SUPPLEMENT NO. 1 DATED MARCH 10, 2025 TO

PROSPECTUS SUPPLEMENT DATED FEBRUARY 26, 2025
(To Prospectus dated November 13, 2024)

2,000,000 Shares

Rithm Property Trust Inc.

9.875% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated February 26, 2025 (the “Prospectus Supplement”) relating to the offering of our 9.875% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated November 13, 2024. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

Our Series C Preferred Stock has been approved for listing on the New York Stock Exchange under the symbol “RPT PRC”. Trading is expected to commence on March 12, 2025.

Investing in the Series C Preferred Stock involves risk. See “Risk Factors” beginning on page S-8 of the Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission (the “SEC”) which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus Supplement and the accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is March 10, 2025.